Exhibit 99.1

FOR IMMEDIATE RELEASE

Active Power Announces Second Quarter 2007 Results

Achieves Record Revenues and Gross Profits

AUSTIN, Texas (July 27, 2007) – Active Power, Inc. (NASDAQ: ACPW) today announced results for its second quarter ended June 30, 2007. Revenue for the second quarter of fiscal 2007 was a record $9.2 million, up 68 percent from the same period last year, and an increase of 54 percent from the previous quarter. For the first six months of 2007, revenue was $15.1 million, a 37 percent increase over the $11 million recorded in the same period of 2006.

For the quarter, Active Power reported a record gross profit margin of 17 percent compared to -2 percent in the same period last year and 6 percent in the previous quarter. The increase in gross profit margin in the current quarter was attributable to improved margins on direct sales transactions compared to the previous periods and from an increase in service revenues that generate higher margins. The higher sales volume also allowed the Company to utilize more of its manufacturing capacity, reducing its excess overhead cost.

“Our strategy of delivering highly efficient, reliable and green power solutions while increasing direct sales and service have advanced our efforts towards achieving operating profitability,” said Jim Clishem, president and CEO of Active Power. “This approach continues to yield improved financial performance, which has resulted in record revenues and a record gross profit with substantial year-over-year gains.”

Net loss for the quarter was $4.6 million, or 9 cents per share, compared to a net loss of $6.1 million, or 12 cents per share, for the same period last year and a net loss of $6.4 million, or 13 cents per share, in the previous quarter. Included in the current period net loss were expenses of $1.2 million, or 2 cents per share, in connection with the review of Active Power’s historical stock option granting practices which is now substantially complete.

Overall financial results, excluding the impact of the stock option review, continue to show strength from prior periods with a 47 percent reduction in operating loss compared to Q2 of 2006. Cash and investments usage for the quarter was $4.4 million, compared to $4.0 million for the same period last year and $3.7 million for the previous quarter. Cash and investments as of June 30, 2007, were $12.5 million. The Company has entered into a letter of intent with its bank for a 24-month, $5 million revolving line of credit facility allowing for borrowings against eligible receivables and inventories to help finance its working capital requirements. As previously disclosed, the Company also anticipates seeking additional equity financing in the second half of 2007 based on market conditions.

Recent Business Highlights

•	Direct sales accounted for 67 percent of total Q2 sales, while indirect channels contributed 33 percent

•	Increased North America’s sales revenue by 107 percent compared to prior year

•

Increased service revenues in 2007 by 131 percent compared to prior year levels, reflecting the benefits of establishing a direct sales model and selling full solutions to customers. Direct sales afford Active Power the ability to provide pre- and post-sales support to end user customers and build its brand.

•	Announced three major customer orders totaling 10.8 MW of power all for data center applications

•	Continued strong sales for MegaWatt-Class systems’ revenues, including sales of 5 MW to medical and manufacturing facilities

•	Booked a 7.6 MW sale of containerized UPS solutions for European IT customer

•	Shipped equipment to ten countries in Q2

Outlook

Active Power expects Q3 2007 revenue to be approximately $7.5 to $8.5 million. The Company anticipates bookings to be significantly higher than this level, but a number of factors, including worldwide availability of engine generators, will prevent it from converting these orders to revenue in a timely manner. Active Power expects Q3 earnings per share to be a loss of approximately 7 to 9 cents, excluding any further costs associated with the stock option review and related matters. The Company expects cash and investments usage in Q3 to increase to between $5.5 and $6.5 million as it pays between $2 and $3 million for previously expensed costs associated with the stock option review.

Conference Call Details

Active Power will host a conference call today, Friday, July 27, 2007, at 11:00 a.m. Eastern Time, to further review fiscal Q2 results. Interested parties can listen via Web cast at http://www.videnewswire.com/event.asp?id=41214. A replay of the Web cast will be available until August 10, 2007. Investors may also access the live broadcast and replay through the Company’s Web site at www.activepower.com.

# # #

About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues, further expenses and adjustments or litigation or government investigations that may be incurred in connection with the review of our historical stock option granting procedures, our need for additional financing including the dilutive effects of such financing and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, the Active Power logo, and CleanSource are registered trademarks of, and CoolAir is a trademark of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Product revenue	$7,725	$4,835	$12,996	$9,879
Service and spares revenue	1,457	631	2,159	1,156

Total revenue	9,182	5,466	15,155	11,035

Cost of product revenue	6,469	5,022	11,380	10,162
Cost of service and spares revenue	1,166	567	1,891	1,143

Total cost of revenue	7,635	5,589	13,271	11,305

Gross profit (loss)	1,547	(123)	1,884	(270)

Operating expenses:
Research and development	1,326	2,051	2,910	4,289
Selling and marketing	2,621	2,621	5,246	5,306
General & administrative	2,456	1,973	5,207	3,626

Total operating expenses	6,403	6,645	13,363	13,221

Operating loss	(4,856)	(6,768)	(11,479)	(13,491)

Interest income	159	382	360	776

Other income (expense)	51	253	49	332

Net loss	$(4,646)	$(6,133)	$(11,070)	$(12,383)

Net loss per share, basic & diluted	$(0.09)	$(0.12)	$(0.22)	$(0.25)
Shares used in computing net loss per share, basic & diluted	50,090	49,648	50,089	49,516

Comprehensive loss:
Net loss	$(4,646)	$(6,133)	$(11,070)	$(12,383)
Translation loss on subsidiaries in foreign currencies	38	(3)	(106)	(3)
Unrealized gain (loss) on investments in marketable securities	5	13	17	22
Comprehensive loss	$(4,603)	$(6,123)	$(11,159)	$(12,364)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$6,509	$7,652
Short-term investments in marketable securities	6,039	13,059
Accounts receivable, net	8,169	7,671
Inventories	10,821	10,279
Prepaid expenses and other	353	492

Total current assets	31,891	39,153
Property and equipment, net	6,485	7,341
Deposits and other	212	232

Total assets	$38,588	$46,726

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,437	$2,663
Accrued expenses	6,559	4,715
Deferred revenue	898	570

Total current liabilities	9,894	7,948
Long-term liabilities	25	—

Stockholders’ equity:
Common stock	50	50
Treasury stock	(5)	(5)
Additional paid-in capital	244,569	243,519
Accumulated deficit	(215,835)	(204,765)
Other accumulated comprehensive income	(110)	(21)

Total stockholders’ equity	28,669	38,778

Total liabilities and stockholders’ equity	$38,588	$46,726